EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Twin Disc, Incorporated, the registrant (a Wisconsin Corporation) owns directly or indirectly 100% of the following subsidiaries:

1.	Twin Disc International, S.A. (a Belgian corporation)

2.	Twin Disc Technodrive Srl (an Italian corporation)

3.	Rolla Sp Propellers SA (a Swiss corporation)

4.	Twin Disc Srl (an Italian corporation)

5.	Twin Disc (Pacific) Pty. Ltd. (an Australian corporation)

6.	Twin Disc (Far East) Ltd. (a Delaware corporation operating in Singapore and Hong Kong)

7.	Mill-Log Equipment Co., Inc. (an Oregon corporation)

8.	Mill-Log Equipment Ltd. (a Canadian corporation)

9.	Twin Disc Southeast, Inc. (a Florida corporation)

10.	Technodrive SARL (a French corporation)

11.	BCS S.r.l. (an Italian limited liability corporation)

12.	BCS Service S.r.l. (an Italian limited liability corporation)

13.	Vetus Italia S.r.l. (an Italian limited liability corporation)

14.	Boat Equipment Limited (a Maltese limited liability corporation)

15.	Twin Disc Japan (a Japanese corporation)

Twin Disc, Incorporated also owns 66% of Twin Disc Nico Co. LTD. (a Japanese corporation).

The registrant has no parent nor any other subsidiaries. All of the above subsidiaries are included in the consolidated financial statements.